Exhibit 10.11

Brad Bao
Chairman
Lime
August 7, 2025
Mr. Jim Rowan
[***]
Dear Jim,
I am delighted to extend an invitation to you to join the Board of Directors of Lime and to serve as Lead Independent Director. Your distinguished career and deep expertise in leading organizations make you an outstanding candidate for this pivotal role.
Since its founding, Lime has been dedicated to transforming urban mobility and advancing sustainable transportation for communities around the world. As we continue to innovate and expand our impact, strong governance is more important than ever. Your extensive governance and industry experience will be invaluable to our Board, shareholders and executive team.
In recognition of your service, you will receive our standard compensation package which has been benchmarked against our peer group companies and is consistent with compensation provided to directors who are serving in roles at similarly-situated companies. The compensation structure is as follows:
•Annual Cash Retainer $45,000
•Lead Independent Additional Retainer $30,000
•Annual Equity Award $225,000
Your compensation is subject to the approval of the Board of Directors. Cash compensation will be paid quarterly, prorated based on your service period. Equity is granted in the form of RSUs with a one-year cliff and in accordance with our other standard terms and conditions and will also be prorated based on the time remaining in our defined grant cycle.
We firmly believe your appointment as Lead Independent Director will be mutually beneficial, allowing you to help shape the future of urban mobility while further enhancing your professional reputation and network.
Your appointment will be subject to the formal approval of the Board and the completion of a background check to which you consent by signing this letter. To accept this invitation, please sign and return a copy of this letter, indicating your agreement to the terms and conditions outlined above. Your term will begin once the Board has taken action to formally appoint you to this position. Should you have any questions or need additional information, please contact me directly at [***].
We are excited about the impact you will have as a member of our Board of Directors and look forward to welcoming you to Lime.

Sincerely,

/s/ Brad Bao

Brad Bao
Chairman
Lime
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**Acceptance:**
I accept this offer to join the Board of Directors of Lime as Lead Independent Director.

Signature:	/s/ James Rowan

Date:	10th August 2025